EXECUTION COPY
Exhibit 3
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of November 13, 2006 (this “Agreement”), by and between DICK’S SPORTING GOODS, INC., a Delaware corporation (“Parent”), YANKEES ACQUISITION CORP., a Minnesota corporation and wholly owned subsidiary of Parent (“Subsidiary”) and certain shareholders of GOLF GALAXY, INC., a Minnesota corporation (the “Company”), each identified as a signatory hereto (each a “Shareholder” and collectively, the “Shareholders”).
     WHEREAS, simultaneously with the execution of this Agreement, Parent, Subsidiary and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof, substantially in the form previously provided to the Shareholders (the “Merger Agreement”), pursuant to which Subsidiary will merge with and into the Company with the Company being the surviving corporation (the “Merger”);
     WHEREAS, as of the date hereof, each Shareholder is the Beneficial Owner of the outstanding shares of Company Common Stock set forth opposite such Shareholder’s name on Schedule A hereto;
     WHEREAS, as an inducement and a condition to Parent and Subsidiary entering into the Merger Agreement and incurring the obligations set forth therein, the Shareholders have agreed to enter into this Agreement;
     WHEREAS, the Company represents and warrants in Section 4.1.1(a) of the Merger Agreement that the issued and outstanding capital stock of the Company as of the date hereof is as set forth in Recital 2 of the Merger Agreement, which representation is a material fact to Parent and Subsidiary upon which Parent and Subsidiary rely as an inducement to enter into this Agreement; and
     WHEREAS, the Shareholders will benefit directly and substantially from the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:
     “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Shareholder, “Affiliate” shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
     “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having voting power and/or investment power (as determined pursuant to Rule 13d-3(a) under the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “Group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.
     “Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
     “Subject Shares” means, as to any Shareholder, that number of Owned Shares set forth on Schedule B hereto opposite such Shareholder’s name.
     2. Representations and Warranties; Beneficial Ownership. Each Shareholder hereby individually (and not jointly or severally) represents and warrants to Parent that:
     (a) Such Shareholder Beneficially Owns or controls (regardless of in what capacity) the number of shares of the Company’s common stock, par value $0.01 per share, set forth on Schedule A hereto (each Shareholder’s “Owned Shares”) free from any lien, encumbrance or restriction whatsoever and with full power to vote the Owned Shares without the consent or approval of any other person, and that the Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Shareholder, except options to acquire shares of Company Common Stock.
     (b) Such Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Shareholder who is not a natural person, no other proceedings or actions on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;
     (c) This Agreement has been duly and validly executed and delivered by such Shareholder and when duly and validly executed and delivered by Parent and Subsidiary will constitute a valid and binding agreement of such Shareholder, enforceable in accordance with its terms; and

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     (d) Each Shareholder understands and acknowledges that Parent and Subsidiary are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.
3. Agreement to Vote. From the date hereof until the termination of this Agreement pursuant to Section 7, each Shareholder agrees that he, she or it will (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote or consent of its shareholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Shareholder will vote, or provide a consent with respect to, the Subject Shares in favor of approving the Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and (b) such Shareholder will (at any meeting of shareholders or in connection with any consent solicitation) vote all Subject Shares against, and will not consent to, any Takeover Proposal with a Person other than Parent and Subsidiary or any action that would or is designed to delay, prevent or frustrate the Merger.
4. No Transfer or Solicitation. Each Shareholder agrees that from and after the date hereof and other than as contemplated by the Merger Agreement or as a result of the death, liquidation or dissolution of Shareholder (so long as such transferee takes such shares subject to this Agreement, including its terms and restrictions and agrees to be bound hereby as though an original signature hereto), he, she or it will not (a) directly or indirectly Transfer or enter into any contract, option, commitment or other arrangement or understanding with respect to the Transfer of any of the Owned Shares, other than to any Person (including any Affiliate of the transferring Shareholder) who agrees to be bound by the terms of this Agreement; (b) exercise any dissenters rights available to such Shareholder pursuant to Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act; and (c) take any action or omit to take any action which would prohibit, prevent or preclude such Shareholder from performing its obligations under this Agreement. Each Shareholder will use his, her or its reasonable best efforts to ensure that his, her or its investment bankers, attorneys, accountants, agents or other advisors and representatives do not take action in contravention of this Section 4.
5. Reasonable Efforts. Each Shareholder agrees to execute and deliver all such further documents, certificates and instruments and to take all reasonable actions as may be necessary or appropriate to effect the agreement to vote the Subject Shares as provided in Section 3.
6. Inadequate Remedy at Law. The Shareholders understand, agree and acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Parent and Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Shareholder to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity, and (b) that each Shareholder waives, in any action for specific performance, the defense of adequacy of a remedy at law, and the posting of any bond or security in connection with any proceeding related thereto.
7. Termination. This Agreement, and all rights and obligations hereunder, shall terminate upon the earlier to occur of (a) the Effective Time of the Merger, (b) the date of termination of

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the Merger Agreement in accordance with Section 7 of the Merger Agreement, (c) the date on which the Merger Agreement is amended, or any provision thereof is waived, in either case in a manner that would reasonably be expected to have an adverse effect on any Shareholder, and (d) any date on which Parent or Subsidiary are or become in material violation of the terms of the Merger Agreement.
8. Shareholder Capacity. No Shareholder executing this Agreement nor any partner, member, employee or Affiliate of a Shareholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company, and this Agreement does not bind any partner, member, employee or Affiliate of a Shareholder in such person’s capacity as a director or officer. Each Shareholder executing this Agreement does so solely in such Shareholder’s capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Shareholder, or any partner, member, employee or Affiliate of a Shareholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with Section 5.1.8 of the Merger Agreement); provided that, nothing in this Section 8 shall be deemed to permit any Shareholder to take any action on behalf of the Company that is prohibited by the Merger Agreement (including, but not limited to, taking or causing any other Person to directly or indirectly take any action that would be prohibited by the Company or its Representatives under section 5.1.8 of the Merger Agreement).
9. Maximum Shares Subject to Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Shareholders to vote their Subject Shares representing collectively in the aggregate more than 19.99% of the issued and outstanding shares of Company Common Stock in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In the event that the aggregate number of Subject Shares held by the Shareholders exceeds 19.99% of the issued and outstanding shares of Company Common Stock, then each Shareholder agrees to vote, or cause to be voted, a Proportionate Share of its Subject Shares in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such that the aggregate number of Subject Shares shall equal but not exceed 19.99% of the issued and outstanding shares of Company Common Stock. The “Proportionate Share” for each Shareholder shall be equal to the product of (i) the number of shares representing 19.99% of the issued and outstanding shares of Company Common Stock, multiplied by (ii) the quotient of the number of Owned Shares held by such Shareholder divided by the aggregate number of Owned Shares held by all of the Shareholders.
10. Miscellaneous.
     (a) Severability. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.
     (b) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, Parent may waive compliance

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by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Parent.
     (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Parent may assign any or all rights under this Agreement to any subsidiary of Parent.
     (d) Entire Agreement; No Third Party Beneficiaries. This Agreement, along with the specific references to the Merger Agreement, constitutes the complete, final and exclusive agreement among the parties and supersedes any and all prior agreements and understandings, written or oral, among the parties heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     (e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without regard to any principles of conflict of laws.
     (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other party (which delivery may be by facsimile).
[SIGNATURE PAGE FOLLOWS]

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[ VOTING AGREEMENT SIGNATURE PAGE 1 of 2 ]
     IN WITNESS WHEREOF, the Shareholders, Subsidiary and Parent have duly executed this Agreement as of the date first above written.

DICK’S SPORTING GOODS, INC.

By:

Name:
Title:

YANKEES ACQUISITION CORP.

By:

Name:
Title:

WILLIAM BLAIR CAPITAL PARTNERS V, L.P.

By:

Name: Gregg S. Newmark
Title: Managing Director of Its General Partner

PRIMUS CAPITAL FUND IV LIMITED PARTNERSHIP
By:	Primus Venture Partners IV Limited Partnership,
its General Partner
By:	Primus Venture Partners IV, Inc., its General
Partner
By:	Steven Rothman, its Secretary and Treasurer

PRIMUS EXECUTIVE FUND LIMITED PARTNERSHIP

By:	Primus Venture Partners IV Limited Partnership,
its General Partner
By:	Primus Venture Partners IV, Inc., its General
Partner
By:	Steven Rothman, its Secretary and Treasurer

[ VOTING AGREEMENT SIGNATURE PAGE 2 of 2 ]

FdG CAPITAL PARTNERS LLC
By:	FdG Capital Associates LLC, its Managing
Member
By:	David S. Gellman, Vice President

FdG —CHASE CAPITAL PARTNERS LLC

By:	FdG Capital Associates LLC, its
Management Member
By:	David S. Gellman, Vice President

Randall K. Zanatta, an individual

Gregory B. Maanum, an individual

SCHEDULE A
OWNED SHARES

		Number of Shares	Percentage of
		of Company	Company
Name		Common Stock	Common Stock
of		Beneficially	Beneficially
Shareholder	Address	Owned[1]	Owned[1]
William Blair Capital Partners V, L.P.	222 West Adams Street	1,231,755	11.2%
	Chicago, IL 60606
Primus Capital Fund IV Limited Partnership	5900 Landerbrook Drive, Suite 200
Primus Executive Fund L.P.	Cleveland, OH 44124	739,053	6.7%
FdG Capital Partners LLC	299 Park Avenue, 16th Floor
FdG — Chase Capital Partners LLC	New York, NY 10171	963,158	8.8%
Randall K. Zanatta	4721 White Oak Court	700,000	6.3%
	Eagan, MN 55122
Gregory B. Maanum	8040 Acorn Lane	500,000	4.5%
	Chanhassen, MN 55317
TOTAL		4,133,966	N/A

[1]	Information from the Company’s definitive proxy statement dated June 26, 2006.

SCHEDULE B
SUBJECT SHARES

Name		Percentage of
of	Number of Subject Shares of	Total Outstanding Shares of
Shareholder	Company Common Stock	Company Common Stock[2]
William Blair Capital Partners V, L.P.	656,602	5.96%
Primus Capital Fund IV L.P.
Primus Executive Fund L.P.	393,961	3.57%
FdG Capital Partners LLC
FdG — Chase Capital Partners LLC	513,423	4.66%
Randall K. Zanatta	373,143	3.38%
Gregory B. Maanum	266,531	2.42%
TOTAL	2,203,660	19.99%

[2]	Calculated using 11,023,814 shares of Company Common Stock issued and outstanding at September 29, 2006, as set forth in the Company’s Form 10-Q for the quarter ended August 26, 2006.